                      [INFANTE, LAGO & COMPANY LETTERHEAD]





January 14, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         Re:  Dismissal as Independent Auditor for Global DataTel, Inc.

Gentlemen:

         The undersigned has been provided with a copy of a Form 8-K, fax date of January 14, 2000, being filed with the Securities and Exchange Commission by Global DataTel, Inc. relating to the replacement of this firm by Seligson & Giannattasio. This firm agrees with the contents of the Form 8-K as presented to us on January 14, 2000.

Very truly yours,


/s/ Infante, Lago & Company

Infante, Lago & Company